Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2022, with respect to the consolidated financial statements of Skye Bioscience, Inc., formerly known as Emerald Bioscience, Inc. and Subsidiaries (Company) as of December 31, 2021 and for the year then ended (which report includes an explanatory paragraph regarding the existence of substantial doubt about the Company’s ability to continue as a going concern), included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Mayer Hoffman McCann P.C.

Irvine, California
December 21, 2023